Exhibit 23.5
DeGolyer and MacNaughton
500 I Spring Valley Road
Suite 800 East
Dallas, Texas 75 244
December 18, 2006
Petróleo Brasileiro S.A.
Av. Republica do Chile 65/1702
Rio do Janeiro
Brasil 20031-912
Ladies and Gentlemen:
     We hereby consent to the references to our firm as set forth in the Registration Statement on Form F-3 filed on the date hereof by Petróleo Brasileiro S.A. (Petrobras) and Petrobras International Finance Company, under the heading “Experts.” We prepared estimates, as of December 31, 2005, of the proved crude oil, condensate, and natural gas reserves and the oil equivalent of 83 fields with interests owned by Petrobras. The fields are located in Brazil and offshore from Brazil. These estimates and the fields evaluated are those presented in our letter report to Petrobras dated February 7, 2006. These estimates were prepared in accordance with the reserves definitions of Rules 4-10 (a) (1)-(13) of Regulation S-X of the United States Securities and Exchange Commission.

Very truly yours,

DeGOLYER and MacNAUGHTON